Exhibit 99.1

Worthington Industries to Host Investor Day

COLUMBUS, OH--(Marketwire - October 4, 2012) - Worthington Industries, Inc. (NYSE: WOR) announced today that it will host an Investor Day event in Chicago, Ill. on Oct. 9, 2012. Presentations will provide an overview of the Company's operations, financial performance and strategy. Presenters will include Worthington Industries Chairman and CEO John McConnell, as well as members of the Company's executive management team.

Presentations will begin at 9:30 a.m. CDT at the W Chicago Lakeshore hotel and end at approximately 4 p.m. CDT. A live and archived webcast of the event can be accessed on the Company's website at www.WorthingtonIndustries.com.

Attendance at the event is by invitation only. To request an invitation contact Kim.Bertino@WorthingtonIndustries.com.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 12 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward-looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

Contact Information

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: sonya.higginbotham@worthingtonindustries.com